Exhibit 21.1 Cascade Bancorp List of Subsidiaries

Names	State of Incorporation	Does Business
Bank of the Cascades	Oregon	N/A

Cascade Bancorp Financial Services, Inc.	Oregon	N/A
(Inactive)